Exhibit 5.2

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

(212) 574-1200

February 23, 2005

Sheffield Steel Corporation

220 N. Jefferson Street

Sand Springs, Oklahoma 74063

Ladies and Gentlemen:

We are rendering this opinion in connection with the registration statement on Form S-4 filed on December 10, 2004 (File No. 333-121176) (as amended, the “Registration Statement”) by Sheffield Steel Corporation, a Delaware corporation (the “Company”), and Sand Springs Railway Company, a subsidiary of the Company listed as an additional registrant in the Registration Statement (the “Guarantor”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the Company’s offer to exchange up to $80,000,000 aggregate principal amount of the Company’s 11 3/8% Senior Secured Notes due 2011, which have been registered under the Securities Act (the “New Notes”), for up to $80,000,000 aggregate principal amount of the Company’s outstanding 11 3/8% Senior Secured Notes due 2011, which have not been so registered (together with the guarantees thereof, the “Old Notes”). The Old Notes are guaranteed by the Guarantor under an indenture dated as of August 12, 2004, and amended as of October 8, 2004 (as amended, the “Indenture”), between the Company, the Guarantor and U.S. Bank National Association, as trustee and collateral agent (the “Trustee”). The New Notes will be issued by the Company and guaranteed (the “Guarantees”) by the Guarantor under the Indenture. The New Notes are to be offered and exchanged for the Old Notes in the manner described in the Registration Statement.

We have reviewed an executed copy of the Indenture, including a form of the New Notes. In addition, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities (whoever are or will become signatories thereto) to complete the execution of documents. As to various questions of fact that are material to the opinion hereinafter expressed, we have relied upon statements or certificates of public officials, directors or officers of the Company and the Guarantor and others.

We have assumed due authorization of the New Notes and the Guarantees under the laws of incorporation of the Company and each Guarantor, as the case may be. With respect to the due authorization of the New Notes and the Guarantees we have relied upon the opinions of counsel of each of the Company and the Guarantor filed as exhibits to the Registration Statement, and we have assumed that the New Notes have been validly executed and delivered by the Company.

This opinion is limited in all respects to the laws of the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. You have advised us that you have separately received opinions from Palmer & Dodge LLP and Phillips McFall McCaffrey McVay & Murrah, P.C., to the effect that the New Notes and the Guarantees have been duly authorized by, and will be valid and binding obligations of, the Company and the Guarantor, respectively, under the applicable laws of each entity’s jurisdiction of incorporation.

To the extent that the obligations of the Company and the Guarantor under the Indenture may be dependent upon such matters, we have also assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. We have also assumed that the Trustee has all power and authority to perform its obligations under the Indenture.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Assuming that the New Notes have been duly authorized by the Company, when the New Notes are executed and delivered by or on behalf of the Company, duly authenticated in accordance with the terms of the Indenture and delivered (together with the Guarantees) against the due tender and delivery to the Trustee of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the New Notes, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

2. Assuming that the Guarantees have been duly authorized by the Guarantor, when the Guarantees are delivered (together with the New Notes) against the due tender and delivery to the Trustee of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the New Notes, the Guarantees will constitute valid and binding obligations of the Guarantor, enforceable against it accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

We hereby consent to the filing of this opinion as a part of the Registration Statement, the reliance upon this opinion by Palmer & Dodge LLP in rendering its opinion in connection with the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof.

Very truly yours,

/s/    Seward & Kissel LLP

Seward & Kissel LLP